Exhibit 8.2

March 20, 2015

Alamos Gold Inc.

130 Adelaide Street West, Suite 2200,

Toronto, Ontario,

Canada M5H 3P5

Dear Sirs/Mesdames:

Re: Alamos Gold Inc. — Dividend Reinvestment and Share Purchase Plan

We have acted as Canadian federal income tax counsel to Alamos Gold Inc., a corporation formed under the laws of British Columbia (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 675,000 Common Shares issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of Canadian federal income tax law, the statements set forth under the caption “Certain Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Torys LLP